Exhibit (10)(a)* to Report
                               on Form 10-K for Fiscal
                              Year Ended June 30, 1995
                           by Parker-Hannifin Corporation



                         Form of Change in Control Agreement
                         entered into by the Registrant and
                     certain executive officers, as amended and
                           restated as of August 17, 1995



              *Numbered in accordance with Item 601 of Regulation S-K.

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            A M E N D E D   and   R E S T A T E D
                      A G R E E M E N T
                           between
                 PARKER-HANNIFIN CORPORATION
                             and
                          __________
                  effective August 17, 1995

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                       TABLE OF CONTENTS
Section                                                Page
             Recitals                                    1
    1        Operation of Agreement                      1
    2        Employment, Period of Employment            2
    3        Position, Duties, Responsibilities          3
    4        Compensation, Compensation Plans,           5
             Perquisites
    5        Employee Benefit Plans                      8
    6        Effect of Death or Disability              10
    7        Termination                                11
    8        Obligation to Mitigate Damages             20
    9        Confidential Information                   21
   10        Severance Allowance                        22
   11        Withholding                                23
   12        Notices                                    23
   13        General Provisions                         24
   14        Amendment or Modification, Waiver          26
   15        Severability                               27
   16        Successors to the Company                  27
   17        Change in Control                          27
   18        Intention Relating to Recent
             Legislation, Possible Future Amendments    30
             Exhibits  (A, B, C, D, E, and F)

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          This AMENDED and RESTATED AGREEMENT between PARKER-HANNIFIN
CORPORATION, an Ohio Corporation (the Company), and
__________ (the Executive), effective the __________ day of
__________.
                   W I T N E S S E T H :
         WHEREAS:
         A. The Executive is a principal officer of the Company and an integral part of its management.
         B. The Company wishes to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of the Company.
         C.   This agreement is not intended to alter
materially the compensation and benefits that the Executive could reasonably expect in the absence of a change in control of the Company and, accordingly, this Agreement, though taking effect upon execution thereof, will be operative only upon a Change in Control of the Company, as that term is hereafter defined.

        NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

                1.  OPERATION OF AGREEMENT
        This Agreement shall be effective immediately upon its execution by the parties hereto, but, anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any provision thereof, except for this Section
1, Sections 14 through 18 inclusive, paragraph 13.01, paragraphs 13.07 through 13.10 inclusive, and provisions of subparagraphs 3.01 (a)(ii), 3.04(b) and 4.01(b) and of Section
12 providing for automatic updating of Exhibits B, D, E and F from time to time prior to the date this Agreement becomes operative, shall be operative unless and until there has been a Change in Control of the Company as defined in Section 17 below while the Executive is in the employ of the Company. Upon such a Change in Control of the Company, this Agreement and all provisions thereof shall become operative immediately (the Operative Date). This Agreement supersedes the prior Agreement between the Company and the Executive dated __________.

           2.  EMPLOYMENT, PERIOD OF EMPLOYMENT
2.01 The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period set forth in paragraph 2.02 below (the Period of Employment), in the position and with the duties and responsibilities set forth in
Section 3 below, and upon the other terms and conditions hereinafter stated.

2.02 The Period of Employment shall commence on the Operative Date and, subject only to the provisions of Section 6 below relating to death or Disability, shall continue until the close of business on the date stated in Exhibit A attached to and made part of this Agreement. In the event that the Executive shall continue in the full-time employment of the Company after the latter date, such continued employment shall be subject to the terms and conditions of this Agreement and the Period of Employment shall include the period during which the Executive in fact so continues in such employment.

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3.  POSITION, DUTIES, RESPONSIBILITIES
3.01 (a) (i) It is contemplated that during the Period of Employment the Executive shall continue to serve as a principal officer of the Company and as a member of its Board of Directors if serving as a member of its Board of Directors immediately prior to the Operative Date, with the office(s) and title(s), reporting responsibility, and duties and responsibilities of the Executive immediately prior to the Operative Date.
            (ii) The office(s), title(s), reporting
        responsibility, duties and responsibilities of the Executive on the date of this Agreement, as the same may be changed from time to time prior to the Operative Date, shall be summarized in Exhibit B to this Agreement to the end that, if this Agreement becomes operative pursuant to the provisions of Section 1 above, Exhibit B will reflect accurately the office(s), title(s), reporting responsibility, duties and responsibilities of the Executive immediately prior to the Operative Date, it being understood and agreed that if, as and when the office(s), title(s), reporting responsibility, duties and responsibilities of the Executive shall be changed prior to the Operative Date, Exhibit B shall be deemed to be and shall be updated by the parties to reflect such change; provided, however, that Exhibit B is intended only as a memorandum for the convenience of the parties and shall be disregarded if and to the extent that, on the Operative Date, Exhibit B shall fail to reflect accurately the office(s), title(s), reporting responsibility, duties or responsibilities of the Executive immediately prior to the Operative Date because the parties shall have failed to update Exhibit B as contemplated hereby.

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
        (b) At all times during the Period of Employment, the Executive shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal in responsibility and importance and in scope to and commensurate with his position described in general terms in subparagraph 3.01(a) above and intended to be summarized in Exhibit B to this Agreement.

3.02 During the Period of Employment the Executive shall also serve and continue to serve, if and when elected and reelected, as an officer or director, or both, of any subsidiary, division or affiliate of the Company.

3.03 Throughout the Period of Employment the Executive shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for serving as a director or member of a committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3.04 (a) The office of the Executive shall be located at the offices of the Company within the area within which the office of the Executive is located immediately prior to the Operative Date, and the Executive shall not be required to locate his office elsewhere without his prior written consent, nor shall he be required to be absent therefrom on travel status or otherwise

                                     - 4 -
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more than the total number of working days in any calendar year stated in Exhibit C attached to and made part of this Agreement nor more than the number of consecutive days at any one time stated in such Exhibit C.
        (b) The area within which the office of the Executive is located on the date of this Agreement, as the same may be changed from time to time prior to the Operative Date, shall be described in Exhibit D to this Agreement to the end that, if this Agreement becomes operative pursuant to the provisions of Section 1 above, Exhibit D will reflect accurately the area within which the office of the Executive was located immediately prior to the Operative Date, it being understood and agreed that if, as and when the area within which the office of the Executive is located shall be changed prior to the Operative Date, Exhibit D shall be deemed to be and shall be updated by the parties to reflect such change; provided, however, that Exhibit D is intended only as a memorandum for the convenience of the parties and shall be disregarded if and to the extent that, on the Operative Date, Exhibit D shall fail to reflect accurately the area within which the office of the Executive was located immediately prior to the Operative
Date because the parties shall have failed to update Exhibit D as contemplated hereby.

      4.  COMPENSATION, COMPENSATION PLANS, PERQUISITES
4.01 (a) For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive, officer, director or member of any committee of the Company or of any subsidiary, division or affiliate thereof, the Executive shall be paid as compensation:
           (i) A base salary, payable not less often than monthly, at a monthly rate (before reduction for any deduction including, without limitation, any deduction for

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        withholding of income taxes or F.I.C.A. taxes and any
        deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code")) at least equal to the monthly rate (before reduction for any such deduction) of salary which was payable to the Executive immediately prior to the Operative Date, with increases in such rate after the Operative Date in accordance with the Company's regular administrative practices relating to salary increases applicable to executives of the Company, in effect immediately prior to the Operative Date (the Minimum Base Salary), and
          (ii) An executive performance award or bonus under the Company's recurring annual incentive compensation plans (which currently include the Return on Net Assets Bonus Plan and the Target Incentive Compensation Program), or such equivalent successor plans as may be adopted by the Company (the Annual Bonus Plans), upon a basis that will render an executive performance award or bonus for each calendar month which is within the calendar year to which such executive performance award or bonus relates, and within the Period of Employment or within the calendar year in which the Period of Employment commences, equal to no less than the highest executive performance award or bonus awarded by the Company to the Executive (whether on a current or deferred payment basis) prior to the Operative Date, divided by twelve (the Minimum Monthly Bonus), so that total compensation paid in any such calendar month (the Minimum Total Monthly Compensation) shall consist of the Minimum Base Salary for such month provided for in clause
        (i) if this subparagraph 4.01(a), plus the Minimum Monthly Bonus for such month provided for in clause (ii) of this subparagraph 4.01(a).

        (b) The Minimum Total Monthly Compensation that is applicable from time to time after the date of this Agreement pursuant to the provisions of subparagraph 4.01(a) above, or

                                     - 6 -
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that would be applicable if this Agreement were operative at such time, shall be set forth in Exhibit E to this Agreement, the intent of this subparagraph 4.01(b) being that such Exhibit E shall be deemed to be and shall be updated from time to time after the date of this Agreement, whether or not this Agreement shall then be operative, to reflect the Minimum Total Monthly Compensation that applies at the time, or that would apply at the time if this Agreement were then operative, provided, however, that such Exhibit E is intended only as a memorandum for the convenience of the parties hereto and, in the event that there is at any time any conflict, disparity or discrepancy between the Minimum Total Monthly Compensation provided by subparagraph 4.01(a) above and the amount then set forth in Exhibit E hereto, the provisions of subparagraph 4.01(a) shall in all events control.
        (c) Subject to the provisions of subparagraph 4.01(a) above relating to the Minimum Total Monthly Compensation, nothing in this Agreement shall preclude a change in the mix between the Minimum Base Salary and Minimum Monthly Bonus of the Executive by increasing the Minimum Base Salary of the Executive.
        (d) Any increase in salary pursuant to clause (i) of subparagraph 4.01(a) or in bonus or other compensation shall in no way diminish any other obligation of the Company under this Agreement.

4.02 (a) During the Period of Employment the Executive shall be and continue to be eligible to participate in future award opportunities in the Company's stock option plans, long-term incentive plans and other long-term executive compensation plans with at least the same award opportunities as shall have been provided immediately prior to the Operative Date.
Nothing in this Agreement shall preclude improvement of award opportunities in such plans

                                    -  7 -
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or other plans in accordance with the practice of the Company immediately prior to the Operative Date.
        (b) The Company agrees to honor the terms of any existing stock option plans and awards thereunder and long-term incentive plans and awards thereunder in the event of a Change in Control.

4.03 During the Period of Employment, the Executive shall be entitled to perquisites, including, without limitation, an office, secretarial and clerical staff, and to fringe benefits, including, without limitation, the business and personal use of an automobile and payment or reimbursement of club dues, in each case at least equal to those attached to his office immediately prior to the Operative Date, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties.

                5.  EMPLOYEE BENEFIT PLANS

5.01 The compensation provided for in Section 4 above, together with other matters therein set forth, is in addition to the benefits provided for in this Section 5.

5.02 In the event that the Executive shall not have been designated a Participant in the Supplemental Executive
Retirement Benefits Program of the Company prior to the Operative Date, the Executive shall be and hereby is designated, on and as of the Operative Date, a Participant in that Program as in effect immediately prior to the Operative Date.

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5.03         The Executive, his dependents and beneficiaries
shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which officers of the Company, their dependents and beneficiaries are entitled as the result of the employment of such officers during the Period of Employment under the terms of employee plans and practices of the Company, including, without limitation, the Company's retirement program (consisting of the Parker-Hannifin Corporation Retirement Plan, the Parker-Hannifin Employees' Savings Plus Stock Ownership Plan, the Parker-Hannifin Corporation Pension Restoration Plan, the Parker-Hannifin Corporation Savings Restoration Plan, any excess benefits plan or any other program designed to restore benefits unavailable under tax-qualified plans of the Company solely by application of the requirements of the Code, the Supplemental Executive Retirement Benefits Program, the Executive Deferral Plan and any other applicable plan of deferred compensation), other Company stock purchase and savings, thrift and investment plans or programs, if any, the Benefits Plus Plan (including the group life insurance, accidental death and dismemberment insurance, disability, medical, dental and health and welfare plans) and other present or equivalent successor plans and practices of the Company, its subsidiaries and divisions, for which officers, their dependents and beneficiaries are eligible, and to all payments or other benefits under any such plan or practice after the Period of Employment as a result of participation in such plan or practice during the Period of Employment.

5.04 Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice, but, it being the intent of the parties that the Executive shall continue to be entitled during the Period of Employment to perquisites as set forth in paragraph 4.03 above and to benefits and service credit for benefits under paragraph

5.03 above at least equal to those attached to his position immediately prior to the Operative Date, nothing in this Agreement shall operate as, or be construed to reduce or authorize, a reduction without the Executive's written consent in the level of such perquisites, benefits or service credit for benefits; in the event of any such reduction, by amendment or termination of any plan or practice or otherwise, the Executive, his dependents and beneficiaries shall continue to be entitled to perquisites, benefits and service credit for benefits at least equal to the perquisites and to benefits and service credit for benefits under such plans or practices that he or his dependents and beneficiaries would have received if such reduction had not taken place.

            6.  EFFECT OF DEATH OR DISABILITY

6.01 In the event of the death of the Executive during the Period of Employment, the legal representative of the Executive shall be entitled to the Minimum Total Monthly Compensation for the month in which death shall have occurred, and the Period of Employment shall be deemed to have ended as of the close of business on the last day of such month but without prejudice to any payments due in respect of the Executive's death.

6.02 (a) The term "Disability", as used in this Agreement, shall mean an illness or accident which prevents the Executive from performing his duties under this Agreement for a period of six (6) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such six (6) month period but without prejudice to any payments due the Executive in respect of disability.
        (b) In the event of the Disability of the Executive during the Period of Employment, the Executive shall be paid an amount equal to the Minimum Total Monthly Compensation for

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the month in which such Disability commenced.  Such amount
shall be paid at the end of each month during the period of such Disability but not in excess of six (6) months.
        (c)  The amount of any payments due under this paragraph
6.02 shall be reduced by any payments to which the Executive may be entitled for the same period because of disability under any disability or pension plan of the Company or of any subsidiary or affiliate thereof.

                     7.  TERMINATION

7.01 In the event of a Termination, as defined in paragraph 7.03 below, during the Period of Employment, the provisions of this Section 7 shall apply.

7.02 In the event of a Termination and subject to the provisions of Section 8 of this Agreement relating to mitigation of damages and to compliance by the Executive with the provisions of paragraph 7.04 below relating to Competition and of Section 9 below relating to confidential information, the Company shall, as liquidated damages or severance pay or both, pay to the Executive and provide him, his dependents, beneficiaries and estate with the following:
        (a) The Company shall pay the Executive an amount equal to the Minimum Total Monthly Compensation that would have been paid to the Executive for the month in which Termination occurred had such Termination not occurred,
           (i) at the end of the month in which Termination occurred, and
          (ii) at the end of each month thereafter during the remainder of the Period of Employment, provided, however, that in no event shall the Company be required to pay such an amount after

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the month in which the death of the Executive shall have occurred or after the sixth month following the occurrence of an illness or accident which would constitute a "Disability" under subparagraph 6.02(a) above in the absence of such Termination.
        (b) During the period that the payments provided for in subparagraph (a) of this paragraph 7.02 are required to be made, the Executive, his dependents, beneficiaries and estate, shall continue to be entitled to all benefits and service credit for benefits under employee benefit plans of the Company as if still employed during such period under this Agreement and, if and to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to the Executive, his dependents, beneficiaries and estate by reason of his no longer being an employee of the Company as the result of Termination, the Company shall itself pay or provide for payment of such benefits and service credit for benefits to the Executive, his dependents, beneficiaries and estate.
        (c) The period in which the payments provided for in subparagraph (a) of this paragraph 7.02 are required to be made shall be considered service with the Company for the purpose (i) of continued credits under the Company's pension program (consisting of the Parker-Hannifin Corporation
Retirement Plan, the Parker-Hannifin Corporation Pension
Restoration Plan, any excess benefits plan or other program designed to restore benefits unavailable under any tax-qualified defined benefit plans of the Company solely by application of the requirements of the Code, if any, and the Supplemental Executive Retirement Benefits Program) as each such plan or program was in effect immediately prior to Termination (but without giving effect to any reduction of benefits thereunder as the result of amendment or termination of any such Plan or Program during the Period of Employment) and (ii) of all other benefit plans of the Company as in effect immediately prior to Termination.

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        (d)  In the event that the Executive shall at the time of
Termination hold an outstanding and unexercised (whether or not exercisable at the time) non-statutory stock option or options theretofore granted by the Company, the Company shall, in addition to the amounts provided for in subparagraphs
7.02(a) and 7.02(b), pay to the Executive in a lump sum an amount equal to the excess above the option price under each such non-statutory stock option of the Fair Market Value at the time of Termination of the shares subject to each such non-statutory stock option. Solely for the purpose of this subparagraph (d), Fair Market Value at the time of Termination shall be deemed to mean the higher of (i) the average of the reported closing prices of the Common Shares of the Company, as reported on the New York Stock Exchange-Composite
Transactions, on the last trading day prior to the Termination and on the last trading day of each of the two preceding thirty (30) day periods, and (ii) in the event that a Change in Control, as defined in Section 17 below, prior to Termination shall have taken place as the result of a tender or exchange offer and such Change in Control was consummated within twelve (12) months of Termination, the highest consideration paid for Common Shares of the Company in the course of such tender or exchange offer. Upon receiving the payment from the Company called for by clause (i) of subparagraph (a) of this paragraph 7.02, the Executive shall execute and deliver to the Company a general release in favor of the Company, its successors and assigns, in respect of any and all matters, including, without limitation, any and all rights under any outstanding and unexercisable non-statutory stock options at the time of Termination, except for the payments and obligations required to be made or assumed by the Company under this Agreement which at the time had not yet been made or assumed by the Company and except for such other valid obligations of the Company as shall be set forth in such release.

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        (e)  If as a result of a termination of employment
pursuant to the provisions of paragraph 7.03(b), the Executive (or anyone claiming under or through him) loses any part or all of the benefits he would have received as a Participant in the Supplemental Executive Retirement Benefits Program of the Company as in effect immediately prior to the Operative Date, the Company will provide him with a substantially equivalent benefit.

7.03         The word "Termination", for the purpose of this
Section 7 and any other provision of this Agreement, shall mean:
        (a) Termination by the Company of the employment of the Executive by the Company and its subsidiaries for any reason other than for Cause as defined in paragraph 7.05 below or for Disability as defined in subparagraph 6.02(a) above; or
        (b) Termination by the Executive of his employment by the Company and its subsidiaries upon the occurrence of any of the following events:
           (i) Failure to elect or reelect the Executive to the Board of Directors of the Company, if the Executive shall have been a member of the Board of Directors immediately prior to the Operative Date, or failure to elect or reelect the Executive to, or removal of the Executive from, any of the office(s) described in paragraph 3.01(a)(i) above and intended to be summarized in Exhibit B to this Agreement.
          (ii) A significant change in the nature or scope of the authorities, powers, functions or duties attached to the position described in paragraph 3.01(a)(i) above and intended to be summarized in Exhibit B to this Agreement, or a reduction in compensation, which is not remedied within 30 days after receipt by the Company of written notice from the Executive.

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          (iii)     A determination by the Executive made in
        good faith that as a result of a Change in Control of the Company, as defined in Section 17 below, and a change in circumstances on or after the Operative Date significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position and contemplated by Section 3 of this Agreement and the situation is not remedied within 30 days after receipt by the Company of written notice from the Executive of such determination.
          (iv) A breach by the Company of any provision of this Agreement not embraced within the foregoing clauses
        (i), (ii) and (iii) of this subparagraph 7.03(b) which is not remedied within 30 days after receipt by the Company of written notice from the Executive.
           (v) The liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Company under this Agreement; provided that in any event set forth in this subparagraph 7.03(b), the Executive shall have elected to terminate his employment under this Agreement upon not less than forty and not more than ninety days' advance written notice to the Board of Directors of the Company, Attention of the Secretary, given, except in the case of a continuing breach, within three calendar months after (A) failure to be so elected or reelected, or removal, (B) expiration of the thirty
        (30) day cure period with respect to such event, or (C) the closing date of such liquidation, dissolution, consolidation, merger or transfer of assets, as the case may be.

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        An election by the Executive to terminate his
employment given under the provisions of this paragraph 7.03 shall not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Company.

7.04 (a) There shall be no obligation on the part of the Company to make any further payments provided for in paragraph
7.02 above or to provide any further benefits specified in such paragraph 7.02 if the Executive shall, during the period that such payments are being made or benefits provided, engage in Competition with the Company as hereinafter defined, provided all of the following shall have taken place:
           (i) the Secretary of the Company, pursuant to resolution of the Board of Directors of the Company, shall have given written notice to the Executive that, in the opinion of the Board of Directors, the Executive is engaged in such Competition, specifying the details;
          (ii) the Executive shall have been given a reasonable opportunity to appear before the Board of Directors prior to the determination of the Board evidenced by such resolution; and
          (iii) the Executive shall neither have ceased to engage in such Competition within thirty (30) days from his receipt of such notice nor diligently taken all reasonable steps to that end during such thirty (30) day period and thereafter.
        (b) The word "Competition" for purposes of this paragraph 7.04 and any other provision of this Agreement shall mean taking a management position with, or control of, a business engaged in the manufacture, processing, purchase or distribution of products which constituted 15% or more of the sales of the Company and its subsidiaries and divisions during

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the last fiscal year of the Company preceding the termination of the Executive's employment (or during any fiscal year of the Company during the Period of Employment); provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Company within the meaning of this paragraph 7.04.

7.05 For the purpose of any provision of this Agreement, the termination of the Executive's employment shall be deemed to have been for Cause only:
        (a) if termination of his employment shall have been the result of an act or acts of dishonesty on the part of the Executive constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or
        (b) if there has been a breach by the Executive during the Period of Employment of the provisions of paragraph 3.03 above, relating to the time to be devoted to the affairs of the Company, or of Section 9, relating to confidential information, and such breach results in demonstrably material injury to the Company, and with respect to any alleged breach of paragraph 3.03 hereof, the Executive shall have both failed to remedy such alleged breach within thirty (30) days from his receipt of written notice by the Secretary of the Company pursuant to a resolution duly adopted by the Board of Directors of the Company after notice to the Executive and an opportunity to be heard demanding that he remedy such alleged breach, and failed to take all reasonable steps to that end during such thirty (30) day period and thereafter; provided that there shall have been delivered to the Executive a certified copy of a resolution of the Board of Directors of the Company adopted by the affirmative vote of not less than three-fourths (3/4)

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of the entire membership of the Board of Directors called and held for that purpose and at which the Executive was given an opportunity to be heard, finding that the Executive was guilty of conduct set forth in subparagraphs (a) or (b) above, specifying the particulars thereof in detail.
        Anything in this paragraph 7.05 or elsewhere in this Agreement to the contrary notwithstanding, the employment of the Executive shall in no event be considered to have been terminated by the Company for Cause if termination of his employment took place (i) as the result of bad judgment or negligence on the part of the Executive, or (ii) as the result of an act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, or (iii) because of an act or omission believed by the Executive in good faith to have been in or not opposed to the interests of the Company, or (iv) for any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Code of Regulations of the Company or the laws of the State of Ohio or the directors' and officers' liability insurance of the Company, in each case as in effect at the time of such act or omission, or (v) as the result of an act or omission which occurred more than twelve
(12) calendar months prior to the Executive's having been given notice of the termination of his employment for such act or omission unless the commission of such act or such omission could not at the time of such commission or omission have been known to a member of the Board of Directors of the Company (other than the Executive, if he is then a member of the Board of Directors), in which case more than twelve (12) calendar months from the date that the commission of such act or such omission was or could reasonably have been so known, or (vi) as the result of a continuing course of action which commenced and was or could reasonably have been known to a member of the Board of

Directors of the Company (other than the Executive) more than twelve (12) calendar months prior to notice having been given to the Executive of the termination of his employment.

7.06 In the event that the Executive's employment shall be terminated by the Company during the Period of Employment and such termination is alleged to be for Cause, or the Executive's right to terminate his employment under paragraph 7.03(b) above shall be questioned by the Company, or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in Competition in breach of the provisions of paragraph 7.04 above or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration within the area within which the office of the Executive was located immediately prior to the Operative Date and intended to be described in Exhibit D to this Agreement, under the rules of the American Arbitration Association, by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within ninety (90) days after having received notice of termination of his employment or notice in any form that the termination of his employment under paragraph 7.03(b) is subject to question or that the Company is withholding or proposed to withhold payments or provision of benefits or within such longer period as may reasonably be necessary for the Executive to take action in the event that his illness or incapacity should preclude his taking such action within such ninety (90) day period.

7.07 Any provision above in this Section 7 to the contrary notwithstanding, if the Company should default on any obligation set forth in this Section 7 and shall have failed to remedy such default within thirty (30) days after having received written notice of such default from the Executive or his beneficiaries, then, in that event:
        (a) any and all undischarged, future obligations of the Company under this Section 7 shall, at the sole option of the Executive or his beneficiaries, exercised in writing signed by the Executive or his beneficiaries, as the case may be, and delivered to the Company within ninety (90) days after the expiration of such thirty (30) day period, become immediately due and payable in a lump sum discounted to present value using the "Federal short-term rate," "Federal mid-term rate" or "Federal long-term rate" that would apply at the time under section 1274(d) of the Code to a debt instrument having a term equal to the period extending from the date such option is exercised in writing to the date or dates such future obligations of the Company would otherwise have become due and payable; and
        (b) in addition to, and not in substitution for, interest for any other period properly payable to the Executive as a result of such default, the Company agrees to pay pre-judgment interest on any such obligation in default, calculated at the "Federal short-term rate," "Federal mid-term rate" or "Federal long-term rate" that would apply at the time under section 1274(d) of the Code to a debt instrument having a term equal to the period extending from the date that the Company's obligation became due and payable hereunder to the date the Executive or his beneficiaries obtain a money judgment therefor (whether in litigation or arbitration).

              8.  OBLIGATION TO MITIGATE DAMAGES
8.01 In the event of a Termination, as defined in paragraph 7.03 above, the Executive shall make reasonable efforts to mitigate damages by seeking other employment; provided, however, that he shall not be required to accept a position of less dignity and importance or of substantially different character than the highest position theretofore held by him with the

Company or a position that would call upon him to engage in Competition within the meaning of paragraph 7.04(b) above, nor shall he be required to accept a position other than in a location reasonably convenient to his principal residence immediately prior to such Termination.

8.02 To the extent that the Executive shall receive compensation, benefits and service credit for benefits from other employment secured pursuant to the provisions of paragraph 8.01 above, the payments to be made and the benefits and service credit for benefits to be provided by the Company under the provisions of paragraph 7.02 above shall be correspondingly reduced. Such reduction shall, in the event of any question, be determined jointly by the firm of certified public accountants of the Company and the firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such accountants are unable to agree on a resolution of the question, such reduction shall be determined by an independent firm of certified public accountants selected jointly by both firms of accountants.

               9.  CONFIDENTIAL INFORMATION

9.01 The Executive agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or Court order.

9.02 The Executive also agrees that upon leaving the Company's employ, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions, including, without limitation, any information relating to its or their methods of distribution, or any description of any formulae or secret processes.

9.03 The Executive further agrees that upon leaving the Company's employ (or prior to leaving, if in connection with an intention of the Executive to leave), he will not solicit any other employee of the Company or otherwise cause any other employee to consider terminating employment with the Company without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company.

                 10.  SEVERANCE ALLOWANCE

        In the event that, following the date stated in Exhibit A attached to and made part of this Agreement, the employment of the Executive shall be terminated by the Company prior to his normal retirement date and such termination shall be for any reason other than for Cause, as defined in paragraph 7.05 above, the Company shall pay the Executive as a severance allowance a lump sum equal to the Minimum Total Monthly Compensation for the month prior to such termination of employment, multiplied by six.

                     11.  WITHHOLDING

        Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all of such payments.

                       12.  NOTICES

   (a) All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail to, or personally delivered to the party entitled thereto at,
(i) the address set forth below, unless the addressee shall have given notice of a different address by a similar notice, in which case (ii) the latest address given by the addressee by a similar notice (the Official Address):
     To the Company:          Attention:  Secretary
                              Parker-Hannifin Corporation
                              17325 Euclid Avenue
                              Cleveland, Ohio 44112
     To the Executive:        __________
                              Parker-Hannifin Corporation
                              __________
                              __________
     With additional copy to: __________
                              __________
                              __________

Any such notice, request, demand or other communication delivered in person shall be deemed to have been received on the date of delivery.
   (b) The Official Address of each party to this Agreement, as the same may be changed from time to time after the date of this Agreement pursuant to the provisions of subparagraph 12(a) above, shall be set forth in Exhibit F to this Agreement to the end that Exhibit F will reflect accurately the Official Address of each party hereto from time to time after the date of this Agreement, it being understood and agreed that if, as and when any party hereto shall change his Official Address after the date of this Agreement by giving the notice required by subparagraph 12(a) above, Exhibit F shall be deemed to be and shall be updated by the parties to reflect such change; provided, however, that Exhibit F is intended only as a memorandum for the convenience of the parties and shall be disregarded if and to the extent that, subsequent to the date of this Agreement, Exhibit F shall fail to reflect accurately the Official Address in accordance with the provisions of subparagraph 12(a) above because the parties shall have failed to update Exhibit F as contemplated hereby.

                   13.  GENERAL PROVISIONS

13.01 This Agreement is not intended to and shall not infer or imply any right on the part of the Executive to continue in the employ of the Company, or any subsidiary or affiliate of the Company, prior to a Change in Control of the Company, and is not intended in any way to limit the right of the Company to terminate the employment of the Executive, with or without assigning a reason therefor, at any time prior to a Change in Control of the Company. Nor is This Agreement is not intended to nor shall it infer or imply any obligation on the part of the Executive to continue in the employment of the Company, nor any subsidiary or affiliate of the Company, prior to a Change in Control of the Company. Neither the Company nor the Executive shall incur any liability under this Agreement if the employment of the Executive shall be terminated by the Company or by the Executive prior to a Change in Control of the Company.

13.02 There shall be no right of set-off or counter-claim, in respect of any claim, debt or obligation, against any payments to the Executive, his dependents, beneficiaries or estate provided for in this Agreement.

13.03 The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such agreements.

13.04 No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive's estate.

13.05 No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

13.06 In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative, or, where appropriate, to his beneficiary or beneficiaries.

13.07 If any event provided for in this Agreement is scheduled to take place on a legal holiday, such event shall take place on the next succeeding day that is not a legal holiday.

13.08 The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

13.09 This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives, and the Company and its successors as provided in Section 16 hereof.

13.10 This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

            14.  AMENDMENT OR MODIFICATION, WAIVER

        No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board of Directors of the Company or any authorized committee of the Board of Directors and shall be agreed to in writing, signed by the Executive and by an officer of the Company thereunto duly authorized.
Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

                      15.  SEVERABILITY

        Anything in this Agreement to the contrary notwithstanding:
     (a) In the event that any provision of this Agreement, or portion thereof, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement and parts of such provision not so invalid or unenforceable shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     (b) Any provision of this Agreement, or portion thereof, which may be invalid or unenforceable in any jurisdiction shall be limited by construction thereof, to the end that such provision, or portion thereof, shall be valid and enforceable in such jurisdiction; and
     (c) Any provision of this Agreement, or portion thereof, which may for any reason be invalid or unenforceable in any jurisdiction shall remain in effect and be enforceable in any jurisdiction in which such provision, or portion thereof, shall be valid and enforceable.

                16.  SUCCESSORS TO THE COMPANY

        Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

                  17.  CHANGE IN CONTROL

        For the purpose of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if:
     (a)  any "person" (as such term is defined in Section
3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange
Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors of the Company
(the "Company Voting Securities"); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (i) an acquisition by the Company or, direct or indirect majority-owned subsidiaries of the Company;
(ii) an acquisition by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company; (iii) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a Non-Control Transaction (as defined in paragraph (c)); (v) any acquisition by one or more of the officers who have "change in control" contracts with the Company; or (vi) the acquisition of Company Voting
Securities from the Company, if a majority of the Board of Directors of the Company approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Change in Control under this paragraph
(a);
     (b) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that (i) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent
Board;
     (c) a merger or consolidation or similar form of corporate reorganization, or sale or other disposition of all or substantially all of the assets, of the Company (a
"Business Combination") is consummated, unless immediately following such Business Combination: (i) more than 55% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, for purposes of making such 55% determination, any shares owned through any entity which directly or indirectly has beneficial ownership of the Company Voting Securities or all or substantially all of the Company's assets) eligible to elect directors of such corporation is represented by shares held by shareholders of the Company immediately prior to such Business Combination (either by remaining outstanding or being converted), (ii) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board of Directors, providing for such Business
Combination (a "Non-Control Transaction"); or
     (d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control shall occur.

      18.  INTENTION RELATING TO RECENT LEGISLATION,
                POSSIBLE FUTURE AMENDMENTS

18.01 The Company and the Executive intend that this Agreement shall be performed according to its terms hereinbefore set forth, and that such performance shall not give rise to or result in any payment or benefit being subject to the excise tax imposed by Section 4999 of the Code or the related loss of deduction mandated by Section 280G(a) of the Code. Each and every provision of this Agreement shall be administered, interpreted and construed to carry out such intention.

18.02 As a result of the issuance of proposed Department of Treasury regulations on May 5, 1989, and with respect to paragraph 18.01 of this Agreement, the amount to be paid to the Executive under this Agreement upon a Change in Control of the Company shall be limited to an amount not to exceed two hundred ninety-nine percent (299%) of the "disqualified individual's base amount" as those terms are defined in Regulation 1.280G-1. The Company and the Executive recognize that there are as yet no final regulations or rulings under, or official interpretations of Sections 280G(a) and 4999. Accordingly, the Company and the Executive agree that, when Treasury Regulations are issued in proposed or final form under Section 280G or 4999 of the Code or relevant rulings or official interpretations are promulgated, they will at that time, or from time to time, review this Agreement and take such action, including executing amendments hereto, as the Company and the Executive may agree to be necessary or appropriate to carry out the aforesaid intention.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




ATTEST:                          PARKER-HANNIFIN CORPORATION,
                                 an Ohio corporation


________________________________ By:__________________________

Secretary                                President & Chief
                                         Executive Officer




                                 THE EXECUTIVE


                                  _________________________